EXHIBIT 99.1

INFOSPACE APPOINTS CFO

BELLEVUE, Wash. – October 26, 2006 – InfoSpace, Inc. (NASDAQ: INSP) today announced the appointment of Allen Hsieh as Chief Financial Officer. Mr. Hsieh has served as Interim Chief Financial Officer since April, in addition to his role as Chief Accounting Officer which he held since 2003.

“I am delighted that Allen has agreed to be our CFO,” said Jim Voelker, chairman and chief executive officer of InfoSpace. “With his financial knowledge, experience and business acumen, Allen will be a key member of the team.”

Mr. Hsieh came to InfoSpace with more than 20 years of finance and accounting experience. Most recently, Mr. Hsieh was Vice President of Finance at Terabeam Corporation, a provider of fiberless optics communications. Prior to Terabeam, he was a partner at PricewaterhouseCoopers LLP in their accounting and auditing practice.

About InfoSpace, Inc.

InfoSpace, Inc. is a provider and publisher of mobile content, products and services assisting consumers with finding information, personalization and entertainment on the mobile phone. The Company also uses its technology, including metasearch, to power its branded Web sites and provide private-label online search and directory services to its distribution partners.

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Source: InfoSpace, Inc.

Contacts:

Stacy Ybarra, InfoSpace

425.709.8127

stacy.ybarra@infospace.com